                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Stepan Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                STEPAN COMPANY

   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 11, 1999
                                 at 9:00 a.m.

To the Stockholders:

   Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY will be held at the Company's Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, May 11, 1999, at 9:00 a.m., for the following purposes:

    1. To elect three Directors to the Board.

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company to 30,000,000 shares.

    3. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for 1999.

    4. To transact such other business as may properly come before the meeting.

   The Board of Directors has designated the close of business on March 12, 1999, as the record date for determining holders of 5 1/2% Convertible Preferred Stock and Common Stock entitled to notice of and to vote at the meeting.

   A copy of the Company's Annual Report for the year 1998 is enclosed with this notice.

                                        By Order of the Board of Directors

                                        JEFFREY W. BARTLETT
                                              Secretary

Northfield, Illinois
March 30, 1999

   The Board of Directors of the Company extends a cordial invitation to all stockholders to be present at the meeting. If you do not plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible. If you plan to attend the meeting, it will be necessary to obtain an admission card and a request form is also enclosed. An admission card will be issued upon request in the name of each stockholder of record. Each admission card is valid only for the admission of the stockholder of record or bona fide beneficial owner or a designated proxy. Bona fide beneficial owners of shares that are registered in the name of a broker or other nominee should bring proof of beneficial ownership. No other persons will be admitted to the Annual Meeting of Stockholders.

                                                                 March 30, 1999

                                PROXY STATEMENT

                   For the Annual Meeting of Stockholders of

                                STEPAN COMPANY

                      Edens Expressway and Winnetka Road
                          Northfield, Illinois 60093

                    To be held at 9:00 a.m. on May 11, 1999

   The enclosed proxy is solicited by the Board of Directors of the Company and the entire expense of solicitation will be borne by the Company. Such solicitation is being made by mail and the Company may also use its Officers and its regular employees to solicit proxies from stockholders personally or by telephone or letter. Arrangements will be made with the brokers, custodians, nominees, or other fiduciaries who so request for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in that connection.

   At the close of business on March 12, 1999, the record date for the meeting, there were 650,013 shares of 5 1/2% Convertible Preferred Stock ("Preferred Stock") outstanding, each share of which is convertible into
1.14175 shares of Common Stock and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming the Preferred Stock were converted, there would be 10,410,027 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

   This proxy statement and proxy are being sent or given to stockholders commencing on March 30, 1999. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

                            PRINCIPAL STOCKHOLDERS

   As of March 12, 1999, the only persons known to the Company to beneficially own more than five percent of the Company's Common Stock were the following:

                                                                       Percentage
                         Number of Shares                                  of
                          of Common Stock                             Outstanding
                           Beneficially                       Total    Shares of
                            Owned(2)(9)                      Shares   Common Stock
                         -------------------------------    --------- ------------ ---
                            Voting and
                         Investment Power
                         -------------------------------
Name(1)                    Sole                  Shared
-------                  ---------               -------
F. Quinn Stepan(4)...... 1,849,018(6)(7)(10)(11) 612,217(3) 2,461,235    23.6%
Plan Committee for
 Stepan Company
 Qualified Plans........   872,778(5)(8)                      872,778     8.3%
Paul Stepan(4)..........    85,921               612,217(3)   698,138     6.7%

   As of March 12, 1999, the only persons known to the Company to beneficially own more than five percent of the Company's Preferred Stock were the following:

                              Number of
                              Shares of
                              Preferred                      Percentage of
                                Stock                         Outstanding
                             Beneficially            Total     Shares of
                               Owned(2)             Shares  Preferred Stock
                            --------------------    ------- --------------- ---
                              Voting and
                              Investment
                                Power
                            --------------------
          Name(1)            Sole        Shared
          -------           ------       -------
F. Quinn Stepan(4)(11).....              166,480(3) 166,480      25.6%
Paul H. Stepan(4).......... 34,143       166,480(3) 200,623      30.8%
Plan Committee for Stepan
 Company Qualified Plans... 96,728(5)(8)             96,728      14.8%
Estate of Mary Louise
 Stepan(4)................. 76,872                   76,872      11.8%
Mary Louise Wehman(4)...... 76,872                   76,872      11.8%
John Stepan(4)............. 76,872                   76,872      11.8%

--------
 (1) Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
 (2) Represents number of shares beneficially owned as of March 12, 1999. Number of shares owned includes shares held by the spouses of F. Quinn Stepan and Paul H. Stepan and shares held by the persons listed in the table, as trustee or custodian for the benefit of children where the trustee or custodian has voting or investment power.
 (3) F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership which is the sole general partner in another family-owned limited partnership which owns 422,139 shares of Common Stock and 166,480 shares of Preferred Stock. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul
     H. Stepan.
 (4) F. Quinn Stepan, Paul H. Stepan, John Stepan and Mary Louise Wehman are the children of the late Mary Louise Stepan.
 (5) The members of the Plan Committee are J. A. Hartlage, W. J. Klein and F.
     Q. Stepan, Jr., all of whom are employees of the Company. Due to C. O. Gardiner's retirement from the Company in February 1999, he was no longer a member of the Plan Committee effective February 16, 1999. Mr. F. Q. Stepan, Jr. was elected a member of the Plan Committee by the Company's Board of Directors on February 16, 1999.
 (6) Includes 4,319 shares of Common Stock allocated to F. Quinn Stepan under the Employee Stock Ownership Plan.
 (7) Includes 470,250 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans.
 (8) Represents shares held by Citibank, F.S.B. ("Citibank") as Trustee for the Company's Trust for Qualified Plans. Citibank is also the Trustee for the Company's Employee Stock Ownership Plan. Citibank expressly denies any beneficial ownership in the securities of these Plans.
 (9) Includes the number of shares of Common Stock which the specified person has the right to acquire by conversion of Preferred Stock beneficially owned by such person.
(10) Includes 235,246 shares of Common Stock credited to F. Quinn Stepan's stock account under the 1992 Management Incentive Plan. Under the 1992 Management Incentive Plan, amounts credited to an employee's stock account at termination of his employment may be paid in Common Stock at the employee's election.
(11) Mr. F. Quinn Stepan is the sole executor of the estate of Mary Louise Stepan. As of March 12, 1999, there were 261,432 shares of Common Stock and 76,872 shares of Preferred Stock held by the estate of Mary Louise Stepan. The shares owned by the estate of Mary Louise Stepan are not included in the tables for F. Quinn Stepan.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's Officers and Directors, and persons who own more than 10 percent of the Company's Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that Earl H. Wagener filed one late report of one transaction, Paul H. Stepan filed three late reports of three transactions and M. Mirghanbari filed two late reports of three transactions.

                             ELECTION OF DIRECTORS

   The persons named in the enclosed Proxy will vote for the election of the nominees named below as Directors of the Company to hold office until the Annual Stockholders' Meeting to be held in the year 2002.

   Under the Company's Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by shares that withhold authority to vote in the election.

   In the event any one or more of such nominees shall be unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed Proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Nominees For Director

   The following table sets forth certain information about the nominees for
Director:

                       Principal Occupation and
                          Business Experience                 Number and Percent
                                During              Year of      of Shares of
                         the Past Five Years,        First          Common
                        Other Directorships and   Election as Stock Beneficially
 Name of Nominee                  Age              Director        Owned(1)
 ---------------       ------------------------   ----------- ------------------
 Thomas F. Grojean.... Chairman and Chief            1977        38,112(2)     *
                       Executive Officer of
                       Burlington Motor
                       Carriers, Inc. Chairman,
                       Chief Executive Officer
                       and sole owner of
                       Schanno Transportation,
                       Inc. Both firms are
                       nationwide truckload
                       freight carriers.
                       Age--60
 James A. Hartlage.... Senior Vice President--       1984     1,006,070(3)  9.6%
                       Technology and                                  (4)
                       Operations of the                               (6)
                       Company since 1995;                             (7)
                       Senior Vice President--
                       Technology of the
                       Company from 1992 to
                       1995.
                       Age--61
 F. Quinn Stepan, Jr.. President and Chief            N/A     1,042,409(3) 10.0%
                       Operating Officer of the                        (5)
                       Company since February                          (6)
                       1999; Vice President and
                       General Manager--
                       Surfactants of the
                       Company from 1997 to
                       1999; Vice President,
                       Global Laundry and
                       Cleaning Products of the
                       Company from 1996 to
                       1997; Director--Business
                       Management of the
                       Company from 1992 to
                       1996.
                       Age--38

   *Less than one percent of outstanding shares.
--------
(1) Represents number of shares beneficially owned as of March 12, 1999. Number of shares includes shares owned by the spouse of a Director and shares held by a Director or their spouse as trustee or custodian for the benefit of minor children where the trustee or custodian has voting or investment power.
(2) Includes 5,046 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(3) Includes all shares deemed beneficially owned by the Plan Committee, of which J.A. Hartlage and F.Q. Stepan, Jr. are members. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement dated June 1, 1996, with Citibank, F.S.B. See Principal Stockholders.
(4) Includes 75,600 shares of Common Stock which J.A. Hartlage has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan and 2,539 shares allocated to J.A. Hartlage under the Employee Stock Ownership Plan.
(5) Includes 70,000 shares of Common Stock which F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan, 1,012 shares allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan, and 4,411 shares credited to F. Quinn Stepan, Jr.'s stock account under the 1992 Management Incentive Plan. F. Quinn Stepan, Jr. is the son of F. Quinn Stepan and the nephew of Paul H. Stepan.
(6) See Note (5) to tables under Principal Stockholders.
(7) See Note (9) to tables under Principal Stockholders.

Directors Whose Terms Continue

   The following table sets forth certain information about those Directors who are not up for reelection as their term of office does not expire this year:

                                                                     Number and
                     Principal Occupation and                        Percent of
                        Business Experience                            Shares
                              During              Year of            of Common
                       the Past Five Years,        First               Stock
                      Other Directorships and   Election as  Term   Beneficially
 Name of Director               Age              Director   Expires   Owned(1)
 ----------------    ------------------------   ----------- ------- -----------------
 Robert D. Cadieux.. Private Investor. From        1992      2000    24,505(2)    *
                     1993 to January 1995,
                     President and Chief
                     Executive Officer of Air
                     Liquide America
                     Corporation, a
                     manufacturer of
                     industrial gases. From
                     1991 to 1993, Executive
                     Vice President of Amoco
                     Corporation. From 1983
                     to 1991, President of
                     Amoco Chemical Company.
                     Trustee of Illinois
                     Institute of Technology.
                     Age--61
 Robert G. Potter... Chairman and Chief            1995      2001     6,123(3)    *
                     Executive Officer of
                     Solutia Inc., the former
                     chemical businesses
                     of Monsanto Company,
                     since September 1997.
                     Solutia Inc. is a
                     manufacturer of
                     performance chemicals
                     and specialty chemicals.
                     Corporate Executive Vice
                     President and Member,
                     Management Board, of
                     Monsanto Company from
                     February 1995 to August
                     1997.
                     Corporate Executive Vice
                     President of Monsanto
                     Company and President of
                     The

                                                                                         Number and
                                                                                         Percent of
                               Principal Occupation and              Year of               Shares
                              Business Experience During              First            of Common Stock
                                 the Past Five Years,              Election as  Term    Beneficially
 Name of Director            Other Directorships and Age            Director   Expires    Owned(1)
 ----------------    -------------------------------------------   ----------- ------- ------------------
                     Chemical Group of Monsanto Company from
                     1992 to 1995. Director of Solutia Inc. and
                     Southdown, Inc.
                     Age--59
 F. Quinn Stepan.... Chairman and Chief Executive Officer of the      1967      2001   2,461,235(4) 23.6%
                     Company since November 1984. President                                     (5)
                     and Chief Operating Officer of the Company                                 (6)
                     from 1973 to February 1999.                                                (8)
                     Age--61                                                                    (9)
 Paul H. Stepan..... Chairman of SA Inc., a real estate               1977      2000     698,138(2)  6.7%
                     development firm. President and Director of                                (4)
                     Paul Stepan & Associates, Inc., a real                                     (7)
                     estate development firm, since June 1985.
                     General Partner of Stepan Venture which is
                     involved in various venture capital
                     investments. Executive Director, Mesirow
                     Financial, an investment banking operation,
                     1993 to May 1998. Vice Chairman, Hostmark
                     Management Company from November 1993 to
                     October 1994.
                     Age--55

   *Less than one percent of outstanding shares.
--------
(1) See Note (1) to table under Nominees for Director.
(2) Includes 5,046 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(3) Includes 2,614 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company's stock option plan.
(4) See Note (3) to tables under Principal Stockholders.
(5) See Note (6) to tables under Principal Stockholders.
(6) See Note (7) to tables under Principal Stockholders.
(7) See Note (9) to tables under Principal Stockholders.
(8) See Note (10) to tables under Principal Stockholders.
(9) See Note (11) to tables under Principal Stockholders.

Stock Ownership of Directors and Officers

   The following table sets forth as of the close of business on March 12, 1999, the stock ownership of those Officers listed in the Compensation Table who are not Directors and the stock ownership of Directors and Officers as a group on such date:

                                                      Number and Percent of Shares
                                                            of Common Stock
           Name                                          Beneficially Owned(1)
           ----                                       ----------------------------
      Charles W. Given..............................            15,561              *
      Ronald L. Siemon..............................            69,691(2)           *
      M. Mirghanbari................................            81,549(3)           *
      Jeffrey W. Bartlett...........................            12,804(4)           *
      All Directors and Officers(5).................         4,085,294           39.2%

   *Less than one percent of outstanding shares.

--------
(1) Number of shares for each Officer (and Directors and Officers as a group) includes (a) shares owned by the spouse of the Director or Officer and shares held by the Director or Officer or his spouse as trustee or custodian for the benefit of minor children where the trustee has voting or investment power and (b) shares of Common Stock which may be acquired within 60 days through the exercise of stock options granted pursuant to the Company's stock option plans or conversion of Preferred Stock.
(2) Includes 1,661 shares allocated to Ronald L. Siemon under the Employee Stock Ownership Plan, 34,950 shares that Ronald L. Siemon has the right to acquire under a stock option plan, and 11,104 shares credited to Ronald L. Siemon's stock account under the 1992 Management Incentive Plan.
(3) Includes 2,001 shares allocated to M. Mirghanbari under the Employee Stock Ownership Plan and 57,550 shares that M. Mirghanbari has the right to acquire under stock option plans.
(4) Includes 2,091 shares allocated to Jeffrey W. Bartlett under the Employee Stock Ownership Plan.
(5) As of March 12, 1999, all Directors and Officers as a group beneficially owned 210,351 shares of Preferred Stock, which represented 32% of the outstanding Preferred Stock and were convertible into 240,168 shares (2.3%) of Common Stock. As of March 12, 1999, Company-employed Directors and Officers as a group had the right to acquire 780,700 shares of Common Stock under stock options exercisable within 60 days, 16,530 shares of Common Stock were allocated to Company-employed Directors and Officers under the Employee Stock Ownership Plan, and 260,521 shares of Common Stock were credited to stock accounts of Company-employed Directors and Officers under the 1992 Management Incentive Plan.

Board of Directors and Committee Meetings

   There were four regular meetings of the Board of Directors during 1998. During 1998, none of the Directors attended fewer than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member.

   The Board of Directors has an Audit Committee which held two meetings in 1998. The functions of the Audit Committee include annual consideration of the selection of independent auditors, meeting with the auditors before the year-end audit to review the proposed scope of work of the audit, meeting with the auditors at the completion of the year-end audit to review the results of the audit, review of the auditors' memorandum setting forth findings and suggestions regarding internal control, financial policies and procedures and management's response thereto, review of the internal audit program of the Company and review of unusual or significant financial transactions. The members of the Audit Committee are Messrs. Cadieux, Grojean and Potter.

   The Board of Directors has a Compensation and Development Committee (formerly known as the Compensation Committee) which held two meetings in 1998. The functions of the Compensation and Development Committee include reviewing the salaries of the Officers of the Company each year, adjusting them as appropriate, approving all management incentive awards and approving proposals for granting of stock options. The members of the Compensation and Development Committee are Messrs. Cadieux, Grojean, Potter and P. Stepan.

   The Board of Directors has no Nominating Committee.

Compensation of Executive Officers and Directors

   The following table sets forth a summary of the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as such at the end of 1998, for the years indicated. Also included is Mr. Charles W. Given who would have been one of the four most highly compensated executive officers but was not serving as such at the end of 1998.

                                       Annual        Long-Term
                                    Compensation    Compensation
                                  ----------------- ------------
                                                     Awards of      All Other
Name and Principal Position  Year  Salary   Bonus     Options    Compensation(1)
---------------------------  ---- -------- -------- ------------ ---------------
F. Quinn Stepan ...........  1998 $464,000 $ 42,350  48,436 shs      $24,872
Chairman and CEO             1997  446,333  256,500  65,000 shs       24,457
                             1996  431,667        0  65,250 shs       18,875

James A. Hartlage..........  1998 $266,667 $ 75,700  12,916 shs      $14,332
 Senior Vice President--     1997  256,667  140,650         -0-       14,103
 Technology and Operations   1996  241,667   38,650  15,600 shs       10,655

Charles W. Given...........  1998 $206,667 $ 97,850         -0-      $11,036
 Vice President--Corporate   1997  202,667   83,900         -0-       11,061
 Development(2)              1996  196,000   11,750  12,500 shs        8,549

Ronald L. Siemon...........  1998 $191,000 $ 90,450  11,302 shs      $10,174
 Vice President and General  1997  180,333   19,850         -0-        9,856
 Manager Polymers            1996  169,000   67,600  10,950 shs        7,414

M. Mirghanbari.............  1998 $199,000 $ 53,500   9,687 shs      $10,759
 Vice President--            1997  190,333   90,800         -0-       10,524
 Manufacturing and           1996  181,000   28,650  11,550 shs        8,045
 Engineering

Jeffrey W. Bartlett........  1998 $187,667 $ 57,150   9,687 shs      $10,243
 Vice President, General     1997  180,333   63,750         -0-       10,070
 Counsel and Regulatory      1996  173,333  200,000  15,000 shs        7,792
 Affairs

--------
(1) For 1998, represents awards to each listed individual of a forfeiture allocation of $1 under the Company's Employee Stock Ownership Plan ("ESOP") as well as dividends on shares in each listed individual ESOP account as follows: Mr. Stepan: $2,547; Mr. Hartlage: $1,498; Mr. Given:
    $1,088; Mr. Siemon: $980; Mr. Mirghanbari: $1,180; and Mr. Bartlett:
    $1,233. Also includes awards of $7,702 under the Company's Profit Sharing Plan ("Profit Sharing") as well as awards under the Company's Supplemental Profit Sharing Plan as follows: Mr. Stepan: $14,622; Mr. Hartlage: $5,131; Mr. Given: $2,245; Mr. Siemon: $1,491; Mr. Mirghanbari: $1,876; and Mr.
    Bartlett: $1,307. The $1 ESOP forfeiture allocation amount and the $7,702 Profit Sharing amount were restricted due to limitations imposed by the Revenue Reconciliation Act of 1993.
(2) Mr. Given was no longer an executive officer effective August 31, 1998. Mr. Given retired from the Company on December 31, 1998.

   The following table provides information concerning individual grants during 1998 of stock options made to each of the named executive officers.

                       Option Grants in Last Fiscal Year

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                             Individual Grants                           for Option Term
                          -------------------------------------------------------- ---------------------------
                           Number of
                          Securities  Percent of Total
                          Underlying  Options Granted
                            Options   to Employees in  Exercise or Base Expiration
Name                      Granted (#)   Fiscal Year      Price ($/Sh)      Date         5%            10%
----                      ----------- ---------------- ---------------- ---------- ------------- -------------
F. Quinn Stepan.........    48,436          21.1%         $30.96875       5-4-08   $     943,343 $   2,390,617

James A. Hartlage.......    12,916           5.6%          30.96875       5-4-08         251,553       637,485

Charles W. Given........      -0-              0%               --           --              -0-           -0-

Ronald L. Siemon........    11,302           4.9%          30.96875       5-4-08         220,119       557,824

M. Mirghanbari..........     9,687           4.2%          30.96875       5-4-08         188,665       478,114

Jeffrey W. Bartlett.....     9,687           4.2%          30.96875       5-4-08         188,665       478,114

   The following additional computations are examples of hypothetical gains by all common stockholders and the above optionees on the same assumptions set forth above, that is, at assumed annual rates of common stock appreciation of 5% and 10%, respectively, for the term of the above options. Such assumed rates are prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock prices. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown factors.

All common stockholders.       N/A           N/A                N/A          N/A   $ 202,746,533 $ 513,799,521

All above optionees.....    92,028          40.1%         $30.96875       5-4-08   $   1,792,345 $   4,542,154

Above optionees gain as
 % of all stockholders
 gain...................       N/A           N/A                N/A          N/A            1.0%          1.0%

   The following table provides information concerning exercises during 1998 of stock options and as to option values at year-end.

   1998 Aggregated Option Exercises in Last Fiscal Year and Year-End Option
                                    Values

                           Shares              Number of Securities      Value of Unexercised
                          Acquired            Underlying Unexercised    In-the-Money Options at
                             on      Value   Options at 1998 Year-End        1998 Year-End
Name                      Exercise  Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     ---------- -------- ------------------------- -------------------------
F. Quinn Stepan.........        -0-      -0-       405,250/113,436 shs        $4,765,157/479,376

James A. Hartlage.......        -0-      -0-         75,600/12,916 shs                 780,376/0

Charles W. Given........ 51,300 shs $607,936            21,200/-0- shs                 267,650/0

Ronald L. Siemon........ 11,200 shs  126,780         34,950/11,302 shs                 378,281/0

M. Mirghanbari..........    600 shs   10,312          66,950/9,687 shs                 835,469/0

Jeffrey W. Bartlett..... 15,000 shs  128,750             -0-/9,687 shs                       0/0

DIRECTORS' FEES

   Directors who are not also Officers of the Company are currently being paid an annual Director's fee of $35,000 plus $1,250 for attendance at each Board of Directors meeting, Audit Committee meeting and Compensation and Development Committee meeting. No such fees are paid to Directors who are also Officers of the Company. Under the Company's 1965 Directors' Deferred Compensation Plan, the Company has entered into agreements with certain of its non-employee Directors under which a Director, at his election, may defer receipt of his Director's fees and such deferred fees are (i) used to purchase shares of the Company's Common Stock and such shares and future distributions thereon are deposited in the Director's account, (ii) credited to the Stepan Company Deferred Income Account, (iii) used to purchase shares of selected publicly-traded mutual funds or (iv) divided equally between the purchase of shares of the Company's Common Stock, the Stepan Company Deferred Income Account and shares of selected publicly traded mutual funds. Funds in the Stepan Company Deferred Income Account may not be used to purchase shares of the Company's Common Stock, but earn interest at the same rate as bonds with a maturity of ten years. At the election of a Director, deferred payments may be made in shares of Stepan Common Stock or cash based on the fair market value of the Director's account at distribution, which commences, depending upon the terms of the agreement with the particular Director, upon retirement as a Director or from active or professional life or at any time between ages 60 to 70, with payments being made periodically over a period of five to ten years.

   In addition, the 1992 Stock Option Plan provides for the granting of a stock option, as of the date of the annual meeting of the Company's stockholders in calendar year 2000 to each non-employee Director serving as a Director of the Company on such date to purchase the number of shares of Common Stock determined by dividing the non-employee Director's annual retainer fee for the applicable year by the fair market value of a share of Common Stock on the date of the grant. The exercise price of each share of Common Stock under a stock option granted to a non-employee Director will be equal to the fair market value of a share of Common Stock on the date of the grant or, if greater, par value. The exercise price may be paid, upon exercise, in cash, in shares of Common Stock or in any combination of cash or Common Stock as the non-employee Director completes two continuous years of service as a non-employee Director following the date of the grant, but not more than ten years after the date of the grant. The 1992 Stock Option Plan sets forth restrictions upon the exercise of stock options by non-employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

   The Company has a non-qualified, non-funded retirement income plan for the benefit of the non-employee Directors. The plan provides for a benefit after ten years of service of 50 percent of the annual Director's fee at retirement plus two percent for each year served on the Board in excess of ten years with a maximum 25 years credit in excess of ten years. Benefits commence at 70 years of age.

RETIREMENT PLANS

   The Company has a non-contributory retirement plan (the "Retirement Plan") covering all salaried employees that provides for a maximum pension benefit equal to 50 percent of the employee's average base compensation, reduced by an amount equal to 50 percent of the employee's primary Social Security benefit at age 65, for employees with 30 years of service who retire at or after age 63. Base compensation is computed on the average base salary for the five highest consecutive earnings years during the last 15 years prior to retirement. The amount of salary taken into account for any year is subject to certain limitations contained in the Internal Revenue Code ($160,000 in 1998, to be indexed in future years for inflation in accordance with IRS regulations, and subject to certain transition rules for prior years in which greater amounts of salary were permitted to be taken into account). The Company also has a nonqualified supplemental retirement plan (the "SERP") for designated executives. The SERP replaces benefits under the qualified plan that would otherwise be denied due to Internal Revenue Code limits on qualified plan benefits. The following table sets forth the maximum annual retirement income payable under the Retirement Plan and the SERP, prior to reduction by an amount equal to 50 percent of projected age 65 Social Security benefits, at age 63 for indicated salaries and lengths of service.

                                                        YEARS OF SERVICE
                                                 -------------------------------
BASE SALARY                                        15      20      25      30
-----------                                      ------- ------- ------- -------
$160,000........................................  40,000  53,333  66,667  80,000
 200,000........................................  50,000  66,667  83,333 100,000
 300,000........................................  75,000 100,000 125,000 150,000
 400,000........................................ 100,000 133,400 166,600 200,000
 500,000........................................ 125,000 166,667 208,333 250,000

   The years of credited service and the 1998 base salary (determined without regard to the limitation imposed by the Internal Revenue Code) for each of the Officers named in the cash compensation table are as follows:

                                                        YEARS OF
NAME OF INDIVIDUAL                                  CREDITED SERVICE BASE SALARY
------------------                                  ---------------- -----------
F. Quinn Stepan....................................        37         $464,000
James A. Hartlage..................................        21          266,667
Charles W. Given...................................        29          206,667
Ronald L. Siemon...................................        29          191,000
M. Mirghanbari.....................................        29          199,000
Jeffrey W. Bartlett................................        15          187,667

                            STOCK PERFORMANCE GRAPH

   The following performance graph compares the yearly change since December 31, 1993, in cumulative return on the Common Stock of the Company on a dividend reinvested basis to the Dow Jones Chemical Industry Index and the Russell 2000 Index. The Dow Jones Chemical Industry Index is a market-capitalization weighted grouping of 20 chemical companies, including major manufacturers of both basic and specialty products. Stepan Company is not included in this Index. The Russell 2000 Index is a market-capitalization weighted grouping of 2,000 small to medium sized companies in a broad range of industries. Stepan Company was a part of the Russell 2000 Index during 1998. The graph assumes $100 was invested on December 31, 1993, and shows the cumulative total return as of each December 31 thereafter.


                        Cumulative Value at December 31*

                                      December 31
------------------------------------------------------------------------------------
                                      1993    1994    1995    1996    1997    1998
------------------------------------------------------------------------------------
  Stepan Company                     $100.00 $109.70 $124.78 $156.90 $233.43 $213.95
------------------------------------------------------------------------------------
  Dow Jones Chemical Industry Index  $100.00 $108.92 $142.62 $177.61 $217.75 $200.45
------------------------------------------------------------------------------------
  Russell 2000 Index                 $100.00 $ 98.24 $126.08 $146.88 $179.73 $175.14

--------
* Assumes $100.00 invested on December 31, 1993, in Stepan Company common stock, Dow Jones Chemical Industry Index and Russell 2000 Index.

         PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES

   The present capital structure of the Company authorizes 15,000,000 shares of Common Stock, par value $1 per share. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment and restatement of the Company's Fourth Article of its Certificate of Incorporation (the "Certificate") to increase the authorized number of shares of Common Stock from 15,000,000 shares to 30,000,000 shares. The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment and restatement to the Company's shareholders for adoption. On March 12, 1999, 9,667,875 shares of Common Stock were outstanding (10,410,027 shares assuming conversion of all of the Preferred Stock) and 650,013 shares of Preferred Stock were outstanding. In addition, 1,600,000 shares have been reserved for issuance under the 1992 Stock Option Plan.

Purpose of Authorizing Additional Common Stock

   Authorizing an additional 15,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the shareholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional shares of Common Stock for general corporate purposes. Potential uses of the additional authorized shares may include acquisition transactions, equity financings, stock dividends or distributions, and issuance of options pursuant to the Company's 1992 Stock Option Plan without further action by the shareholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.

   The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares. While the Company has no present intention of issuing shares for such purposes, the increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of the shareholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares.

   The proposed amendment and restatement of the Company's Certificate was approved by a vote of the Board of Directors of the Company on February 16, 1999.

The Proposal

   The first paragraph of the Fourth Article of the Company's Certificate of Incorporation would be amended to provide as follows:

  FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Thirty Two Million (32,000,000) shares, of which Thirty Million (30,000,000) shares shall be Common Stock of a par value of $1.00 per share, and Two Million (2,000,000) shares shall be Preferred Stock without par value.

Vote

   The affirmative vote of at least a majority of the votes which all stockholders are entitled to cast at the meeting is required for adoption of the Certificate amendment.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                               ----------------

             REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

   The Company's executive compensation program is administered by the Compensation and Development Committee of the Board of Directors, which is composed of the following non-employee Directors: Messrs. Cadieux, Grojean, Potter and P. Stepan. During 1998, Mr. Grojean served as Chairman for the Committee. All issues pertaining to corporate officer compensation are submitted to the Committee for approval prior to implementation. Non-officer compensation for those reporting to the Chief Executive Officer is reviewed by the Committee as requested.

   The Company's guiding philosophy in executive compensation is that:

  a) The base pay of executive officers should reflect job responsibilities and performance, and should be competitive internally to the like or comparable positions as well as being competitive externally to the like or comparable positions within the chemical industry. To this end, the Company uses job evaluation and measurement techniques consistent with modern industrial practice and sets pay policy in accordance with data supplied by Hay Associates, an independent compensation consulting firm, for base pay trends in the chemical industry.

    Within individual salary ranges, base salary levels for each executive officer are determined in accordance with performance standards set by Company policy, and in compliance with position in the salary range and the merit increase guidelines published annually for all salaried employees. A separate determination is made where an executive officer is promoted or assumes additional responsibilities which may result in an increase in excess of the merit increase guideline.

    During 1998, merit increases for executive officers slightly exceeded the Company's merit guideline and averaged 6.6%. One corporate officer received a promotional increase approximating 18.9%.

    The Chairman, President and Chief Executive Officer's (CEO) salary range is determined by the same process and procedures as those of other executive officers. The CEO's salary is adjusted by the Committee in accordance with the salary merit increase guideline. During 1998, the CEO's base earnings increased by 4.0% over the prior year.

  (b) The incentive pay of executive officers should be tied directly to the performance of the Company and to the performance of the individual executive against a set of individual performance targets in a given calendar year. In years where the Company performs well against its economic targets, significant performance bonuses may be earned; if targets are not achieved or exceeded, incentive bonuses are proportionately lower or may not be paid at all.

    All executive officers have a minimum of 25% of their incentive bonus based on the performance of the Company overall measured against targets for (a) Net Income and (b) Return on Invested Capital approved by the Committee for each calendar year period. The typical arrangement is that half of the total is measured against Net Income targets and half against targets for overall Corporate Return on Invested Capital.

    In 1998, the Net Income results of the Company were $23.4 million, which was 73% above the Marginal level of the incentive target as set by the Committee. As a result, awards were made to executives for this factor for 1998. The average award for executive officers under this factor was 3.5%.

    During 1998, the Company's result measured by Return on Invested Capital was 7.8%, and against the targets was Below Marginal. No incentive awards were made to executives for this factor.

    The remainder of each individual executive officer's incentive bonus is based on performance measures set by mutual agreement between the executive and the CEO. During 1998, the average incentive bonus for executive officers under this part of the plan was 27.2%.

    The CEO's incentive compensation is determined solely by the financial results of the Company for the year. For 1998, an incentive bonus of $42,350, or 9.1%, was paid to the CEO.

  (c) Executive officers receive stock option grants on a regular schedule to promote retention of proven executives, in recognition of job performance as an encouragement to advance corporate performance results, which in turn enhance the likelihood of increases in the value of Common Stock.

    In even-numbered years, stock options are granted to those executives and executive officers approved by the Committee and identified as having significant impact on the financial results and economic success and well-being of the Company. The size of stock option grants is determined based on job performance and the potential of each executive or executive officer to impact the costs, sales and/or profitability of the Company and may thus contribute to the value of the Common Stock held by stockholders. During 1998, stock options were granted to some eligible executives.

    In addition, stock options are granted to executive officers at other times based on other factors that the Committee determines to be relevant. Such actions are occasioned by election, promotion or extraordinary job performance results. During 1998, no such stock options were granted to executive officers.

  (d) The Board of Directors believes that ownership of Company stock by executives and executive officers is desirable in order to focus both short and long-term decision making on the best interests of the Company. To this end, during 1998, the Committee maintained the following policy guidelines:

    1. Executive officers of the Company should own a minimum of Company stock approximating two times their annual base salary paid by the Company; and

    2. Other executives (defined as those who are participants in the Company Management Incentive Plan) should own a minimum of Company stock approximating one times their annual base salary paid by the Company.

    Stock may be owned either directly, through the Company Stock Purchase Plan, the Company Employee Stock Ownership Plan, or in shares held in a deferred Management Incentive Plan account. Stock options not exercised are not considered "owned stock" for the purpose of this policy.

    The Committee realizes that time must be allowed to realize this targeted goal, but expects executives and executive officers to achieve such ownership within a three year time frame.

  (e) Under current levels of compensation and because certain plans, including grants under stock option plans prior to May 6, 1997, are "grandfathered" under current IRS regulations, the Company is unlikely to be affected by the one million dollar limit set forth in Section 162(m) of the Internal Revenue Code ("the Code") on the deductibility of compensation for purposes of calculating federal income tax. However, with respect to future years, the Committee intends to consider the application of Section 162(m) of the Code to the Company's compensation plans and practices, and will consider possible changes thereto that may be necessary to qualify future compensation paid to executive officers for deductibility under Section 162(m) of the Code to the extent that such changes would be consistent with the Company's compensation philosophy and in the best interests of the Company.

                                          Robert D. Cadieux
                                          Thomas F. Grojean
                                          Robert G. Potter
                                          Paul H. Stepan

                                     THE COMPENSATION AND DEVELOPMENT COMMITTEE

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of its Audit Committee, the Board of Directors has appointed Arthur Andersen LLP ("Andersen"), independent public accountants, auditors for the Company and its subsidiaries for the year 1999. The Board of Directors recommends to the stockholders that the appointment of Andersen as auditors for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of Andersen, the selection of auditors will be reconsidered by the Audit Committee and the Board of Directors. Representatives of Andersen are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

                   STOCKHOLDER PROPOSALS--2000 ANNUAL MEETING

   In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2000 Annual Meeting in accordance with Securities and Exchange Commission Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than December 1, 1999.

   A stockholder that intends to present business at the 2000 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 1999 Annual Meeting is scheduled for May 11, 1999, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than February 11, 2000.

                                 OTHER MATTERS

   In connection with any other business that may properly come before the meeting and of which the Board of Directors is not now aware, votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of a majority of the persons present and acting under the Proxy.

   In order to ensure the presence of the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed Proxy card promptly in the envelope provided. No postage is required if mailed in the United States. Even though you sign and return your Proxy card, you are invited to attend the meeting. As noted on the cover, a ticket will be required for admission and a request form is enclosed.

                                          By order of the Board of Directors

                                          JEFFREY W. BARTLETT
                                               Secretary

Northfield, Illinois
March 30, 1999

                             ADMISSION CARD REQUEST

                                 STEPAN COMPANY
                          ANNUAL STOCKHOLDERS' MEETING
                             22 West Frontage Road
                           Northfield, Illinois 60093
                           May 11, 1999 at 9:00 a.m.

  Admission to Stepan Company's Stockholders' Meeting will be by Admission Card only. Seating is limited and only one admission card will be issued for each stockholder account. To obtain an Admission Card, please complete and return this form in the enclosed envelope. A sequenced and numbered Admission Card will be mailed to you. Please allow at least two weeks for receipt of the Admission Card.
  Please complete the information below:
Beneficial Owner:                     Record Owner
Shares held by


------------------------------------  -----------------------------------------
                                      Name

------------------------------------  -----------------------------------------
                                      Street

------------------------------------  -----------------------------------------
Class of Stock: Common                City/Town            State   Zip
            Preferred

                                STEPAN COMPANY
            Annual Meeting of Stockholders to be held May 11, 1999
     This Proxy is solicited on behalf of the Company's Board of Directors


      I, the undersigned hereby appoints Jeffrey W. Bartlett and Walter J. Klein, or either of them (the "Proxies"), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on May 11, 1999, or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, set forth below.

     1. Election of Directors, Nominees: Thomas F. Grojean, James A. Hartlage and F. Quinn Stepan, Jr.
     2. Approval of an amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company to 30,000,000 shares.
     3. Ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for 1999.

     In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

The Board of Directors recommends a vote "FOR" 1, 2 and 3.
                                                             For  Withhold
1.  Election of Directors-
    Nominees: Thomas F. Grojean, James A. Hartlage and
    F. Quinn Stepan, Jr.                                     [_]     [_]

    For (Except withhold for nominee(s) written below).


    [_] _____________________________________________________

                                                         For   Against  Abstain
2.  Approval to increase authorized shares of Common
    Stock.                                               [_]     [_]     [_]

3.  Ratification of independent auditors.                [_]     [_]     [_]



                                      Dated:______________________________, 1999



                                      Signature(s)_____________________________


                                      __________________________________________
                                      Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                        .    FOLD AND DETACH HERE    .


 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.